Release:    Immediate    July 19, 2016

CP provides update to weekly RTM reporting for week 28
Calgary, AB – Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) reported an error in its weekly revenue ton mile (RTM) reports, available at www.cpr.ca/en/investors/key-metrics related to week 28, for the period ending July 18th 2015.
CP incorrectly understated the week 28 2015 RTMs as 2,441 million instead of 2,619 million and as a result overstated the year-over-year percentage changes. The 2016 week 28 RTMs ending July 16 were correctly reported.
The error, caused by prior manual adjustments, has been fixed and the correct data for 2015 and year-over-year percentage changes are now posted.
About Canadian Pacific
Canadian Pacific Railway Limited (TSX:CP)(NYSE:CP) is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit www.cpr.ca to see the rail advantages of CP.
Contacts:
Media
Jeremy Berry
24/7 Media Pager: 855-242-3674
jeremy_berry@cpr.ca
Investment Community
Nadeem Velani
403-319-3591
investor@cpr.ca